        EXECUTION VERSION

Second Amendment to
Note Purchase and Private Shelf Agreement

This Second Amendment to Note Purchase and Private Shelf Agreement (this “Second Amendment”) dated as of August 31, 2021 is by and among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M” and together with the Company, Series R and Series T, the “CoIssuers”), Alexander & Baldwin, Inc., a Hawaii corporation (“Holdings”), each other Guarantor (as defined in the Note Purchase Agreement defined below) which is a signatory to this Second Amendment, AIG Asset Management (U.S.), LLC, a Delaware limited liability company (“AIG”), and each of the holders of the Series 2017-1 Notes referred to below that is a signatory to this Second Amendment (collectively, the “Noteholders”). The Co-Issuers, Holdings and the other Guarantors are collectively referred to herein as the “Credit Parties.”
Recitals:
A.    The Credit Parties, AIG and the Noteholders have heretofore entered into a Note Purchase and Private Shelf Agreement dated December 20, 2017, as amended by the First Amendment dated as of March 5, 2018 (as so amended, the “Note Purchase Agreement”), relating to the issue and sale from time to time by the CoIssuers of their senior promissory notes, including the issue and sale on December 20, 2017 of the $25,000,000 4.30% Series 20171 Senior Notes, due December 20, 2029 (the “Series 2017-1 Notes”).
B.    The Credit Parties, AIG and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth, including the renewal of the Issuance Period and increase in the Maximum Shelf Facility Amount.
C.    Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.
D.    All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.    Amendments.
    Section 1.1.    Subclause (c) of paragraph 1B(2) of the Note Purchase Agreement shall be and is hereby amended and restated as follows:

(c)    the aggregate principal amount of additional Shelf Notes (for clarity, in addition to the Series 2017-1 Notes) that may be issued hereunder is $125,000,000 (the “Maximum Shelf Facility Amount”);
    Section 1.2.    Paragraph 2B(2) of the Note Purchase Agreement shall be and is hereby amended and restated as follows:
2B(2).    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) August 31, 2024 (or if such date is not a Business Day, the Business Day next preceding such date) and (ii) the thirtieth day after AIG shall have given to the Co-Issuers, or the Co-Issuers shall have given to AIG, a written notice stating that they elect to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
    Section 1.3.    The flush paragraph following paragraph 5A(vi) of the Note Purchase Agreement shall be and is hereby amended and restated as follows:
Together with each delivery of financial statements required by clauses (i) and (ii) above, Holdings and the Co-Issuers will deliver to each holder of Notes an Officer’s Certificate (a) setting forth computations showing (non)compliance with (I) the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5), 6A(6), 6B(2)(iii), 6B(2)(iv), 6B(3)(iv) and 6B(3)(v), and (II) any Incorporated Term requiring a calculation in order to determine compliance with such term (including with respect to each such covenant described in this clause (a), where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after June 29, 2012), and (b) stating that to the best of his or her knowledge, after due inquiry, there exists no Default or Event of Default, or if any such Default or Event of Default exists, specifying the nature and period of existence thereof and what action Holdings and the Co-Issuers propose to take with respect thereto.
    Section 1.4.    Paragraph 5G of the Note Purchase Agreement shall be and is hereby amended by inserting a new subheading after the existing heading which shall read “5G(1)

Guarantees.” and by inserting a new Paragraph 5G(2) following the existing provisions to read as follows:
5G(2)    Certain Releases. Without limiting the provisions of Paragraph 5G(1) above, the holders of the Notes agree that each of Grace and A&B II, LLC shall be automatically released from its obligations under the Multiparty Guaranty upon the consummation of the sale of all or substantially all of the business of Grace and its Subsidiaries to a Person other than Holdings or a Subsidiary or other Affiliate of Holdings in a transaction permitted under the terms of this Agreement, whether such sale is structured as the sale of all or substantially all of the assets of Grace and its Subsidiaries or as a sale of all or substantially all of the Equity Interests of Grace or of A&B II, LLC; provided that: (1) each of Grace and A&B II, LLC is, prior to or simultaneously with its release from the Multiparty Guaranty, released from any and all other Guarantees under all other Principal Credit Facilities; (2) no Default or Event of Default would exist immediately before or after giving effect to the release of Grace and A&B II, LLC from the Multiparty Guaranty; and (3) if any lender other than the holders of the Notes receives any consideration in connection with the release of Grace or A&B II, LLC from any Guarantee under any other Principal Credit Facility, then the holders of the Notes shall be paid an amount equal to their ratable share of such consideration concurrently therewith.
    Section 1.5.        Clause (i) of Paragraph 5G(1) of the Note Purchase Agreement shall be and is hereby amended and restated as follows:
(i)    it shall cause any Subsidiary of Holdings that incurs, guarantees or otherwise becomes liable on any Unsecured Debt under any Principal Credit Facility, concurrently upon any such incurrence, any such guarantee or becoming so liable (a) to become a party to the Multiparty Guaranty by executing and delivering to the holders of the Notes a Joinder Agreement, and (b) to deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Required Holders; and
    Section 1.6.    Paragraph 5H of the Note Purchase Agreement shall be and is hereby amended and restated as follows:
5H.    Most Favored Lender and Other Provisions. Each of Holdings and each Co-Issuer covenants that:

5H(1)    Limited Incorporated Terms. If at any time after the Second Amendment Effective Date any financial covenant or related definition under any Principal Credit Facility that addresses the same or similar matters as those addressed in any of paragraphs 6A(1) (Minimum Consolidated Shareholders’ Equity), 6A(2) (Fixed Charge Coverage Ratio), 6A(3) (Debt to Total Adjusted Asset Value), 6A(4) (Unsecured Debt to Unencumbered Income Producing Assets Value), 6A(5) (Secured Debt) or 6A(6) (Minimum Unencumbered Interest Coverage Ratio) of this Agreement, whether such provision under such Principal Credit Facility is characterized as a covenant or a default, becomes more restrictive under such Principal Credit Facility than the corresponding covenant or related definition contained in paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5) or 6A(6), as applicable, hereof, then such more restrictive covenant, default or related definition (each, a “Limited Incorporated Term”) will automatically be incorporated into this Agreement and, once incorporated, may not thereafter be modified except pursuant to the requirements of paragraph 12C; provided that if, at any time after a Limited Incorporated Term is so incorporated into this Agreement, the lenders under such Principal Credit Facility agree to make such Limited Incorporated Term less restrictive under such Principal Credit Facility at a time when no event of default exists with regard to such Limited Incorporated Term and no waiver is in effect under such Limited Incorporated Term, then such less restrictive Limited Incorporated Term will automatically be incorporated into this Agreement; provided that in no event will this paragraph 5H(1) operate to make any of the covenants or related definitions contained in any of paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5) or 6A(6) hereof less restrictive than as in effect upon giving effect to the Second Amendment.
5H(2)    Incorporated Definitional Term. If at any time after the Second Amendment Effective Date the defined term “Applicable Cap Rates” under the Bank Credit Agreement is amended to increase any of the Applicable Cap Rates therein (the “Incorporated Definitional Term”), then the definition of Applicable Cap Rates hereunder will be automatically amended to be the same as the corresponding provision under the Bank Credit Agreement and, once incorporated, may not thereafter be modified except pursuant to the requirements of paragraph 12C; provided that in no event will this paragraph 5H(2) operate to reduce any of the Applicable Cap Rates under this Agreement to be lower than as in effect upon giving effect to the Second Amendment.

The terms “Limited Incorporated Term” and “Incorporated Definitional Term” are referred to herein individually as an “Incorporated Term” and collectively as “Incorporated Terms”.
5H(3)    Notice of Incorporated Terms and Amendments. The Co-Issuers shall provide a written notice to each holder of Notes within two (2) Business Days after an Incorporated Term is included in the Bank Credit Agreement or other Principal Credit Facility, as applicable, referring to the provisions of this paragraph 5H and setting forth a reasonably detailed description of such Incorporated Term (including any defined terms used therein) and the corresponding automatic amendment to this Agreement. At the request of the Required Holders, the Co-Issuers and Holdings will promptly execute and deliver at the Co-Issuers’ expense an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement occurring pursuant to this paragraph 5H, provided that the execution and delivery of such amendment shall not be a precondition to the automatic effectiveness of such amendment provided for hereby.
5H(4)    Certain Termination of Incorporation. If any Principal Credit Facility is either (x) terminated or (y) reduced to an aggregate principal or commitment amount of less than $40,000,000, in each case, at a time when no event of default exists and no waiver is in effect under any Incorporated Term of such Principal Credit Facility, then any and all Incorporated Terms previously incorporated by reference from such Principal Credit Facility shall, upon such termination or reduction, as the case may be, automatically no longer be incorporated into this Agreement.
    Section 1.7.    Paragraph 6A of the Note Purchase Agreement shall be and is hereby amended and restated as follows:
6A.    Financial Covenants. Holdings will not permit:
6A(1).    Minimum Consolidated Shareholders’ Equity. The Consolidated Shareholders’ Equity at any time to be less than the sum of (i) $865,575,000, plus (ii) 75% of the net proceeds received from issuances of Holdings’ Equity Interests after June 30, 2021.
6A(2).    Fixed Charge Coverage Ratio. The ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.00 at the end of any fiscal quarter.

6A(3).    Total Debt to Total Adjusted Asset Value Ratio. The Total Debt to Total Adjusted Asset Value Ratio at any time to exceed 0.60 to 1.00; provided, that if a Significant Acquisition is consummated during any fiscal quarter then the Total Debt to Total Adjusted Asset Value Ratio may exceed 0.60 to 1.00 during the period from the consummation of such Significant Acquisition through and including the fourth fiscal quarter ending after such consummation so long as such ratio does not exceed 0.65 to 1.00.
6A(4).    Unsecured Debt to Unencumbered Income Producing Assets Value Ratio. The Unsecured Debt to Unencumbered Income Producing Assets Value Ratio at any time to exceed 0.60 to 1.00; provided, that if a Significant Acquisition is consummated during any fiscal quarter then the Unsecured Debt to Unencumbered Income Producing Assets Value Ratio may exceed 0.60 to 1.00 during the period from the consummation of such Significant Acquisition through and including the fourth fiscal quarter ending after such consummation so long as such ratio does not exceed 0.65 to 1.00.
6A(5).    Secured Debt to Total Adjusted Asset Value Ratio. The Secured Debt to Total Adjusted Asset Value Ratio at any time to exceed 0.40 to 1.00.
6A(6).    Minimum Unencumbered Interest Coverage Ratio. The ratio of Unencumbered EBITDA to Unencumbered Interest Expense to be less than 1.75 to 1.00 at the end of any fiscal quarter.
Subject to the provisions of the last paragraph of each of the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value” herein, for purposes of all calculations made under the financial covenants set forth in paragraph 6A(2) through and including paragraph 6A(6) for an applicable period, (i) if during such period Holdings, any Co-Issuer or any other Subsidiary shall have consummated an acquisition of a Significant Subsidiary or a Significant Line of Business, (x) Adjusted EBITDA or Unencumbered EBITDA, as the case may be, for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any such acquisition is greater than or equal to $25,000,000, Adjusted EBITDA or Unencumbered EBITDA, as the case may be, shall only be calculated on a pro-forma basis to the extent such pro-forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (y) any Debt incurred or assumed by any Credit Party or Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the last day of the previous period and (2) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this paragraph determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination, and (ii) if during such period Holdings, any Co-Issuer or any other Subsidiary shall have consummated a disposition of all or substantially all of the assets of Holdings, any Co-Issuer or any other Subsidiary or of a majority of the equity interests of a Subsidiary or of a Significant Line of Business, (x) Adjusted EBITDA or Unencumbered EBITDA, as the case may be, for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the last day of the previous period and (y) any Debt which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the last day of the previous period.
    Section 1.8.     The lead-in language to Paragraph 6B(3) of the Note Purchase Agreement shall be and is hereby amended and restated as follows:
6B(3).    Merger and Sale of Assets. Merge with or into or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its assets (including, in each case, pursuant to a Division), except that so long as no Default under paragraph 5I would result therefrom:
    Section 1.9.     The Note Purchase Agreement shall be and is hereby amended be inserting the following new paragraphs 6F and 6G in their proper numerical order:
6F.    Subsidiary Debt. Holdings shall not permit any Subsidiary (other than a Co-Issuer) to incur, guarantee or otherwise become liable with respect to any Unsecured Debt, other than Unsecured Debt under a Principal Credit Facility to the extent such Subsidiary becomes an Additional Guarantor in accordance with paragraph 5G.
6G.    Transfer of Assets to Subsidiaries. Holdings shall not, and shall not permit any other Co-Issuer to, transfer (other than in the ordinary course of business or with respect to similarly situated real estate companies) any assets to a Subsidiary for the sole purpose of improving the credit position of such Subsidiary in connection with a financing transaction, except that this restriction shall not apply to any asset the financing of which constitutes Non-Recourse Debt.
    Section 1.10.    Paragraph 10B of the Note Purchase Agreement shall be and is hereby amended by amending and restating the following definitions, as follows:
“Adjusted EBITDA” means Consolidated Net Income Before Taxes (for the avoidance of doubt, before deduction for non-controlling interests in any Subsidiary of Holdings) for the period of four consecutive fiscal quarters ended on any date of determination plus, to the extent deducted in the calculation thereof, (i) Consolidated Interest Expense, (ii) depreciation and amortization expenses, (iii) all other non-cash expenses and charges, (iv) non-recurring one-time cash expenses incurred in accordance with GAAP in connection with or as a result of the Triggering Event; provided that the aggregate amount added back under this clause (iv) for all periods shall not exceed $100,000,000 and shall only be permitted to be added back if incurred no later than 18 months after the Triggering Event, (v) any gains or losses resulting from the disposition of any asset of Holdings or any Subsidiary outside of the ordinary course of business including, any net loss from discontinued operations and any net loss on the disposal of discontinued operation, (vi) fees, expenses, premiums and other charges in connection with the issuance of Equity Interests, any refinancing transaction, any amendment or other modification of any debt instrument, the making of any acquisition or any disposition (other than a disposition of an asset in the ordinary course of business), in each case whether or not consummated, (vii) any income or gain and any loss or expense in each case resulting from early extinguishment of Debt, and (viii) any income or gain or any expense or loss resulting from a Swap Contract (as such term is defined in the Bank Credit Agreement), including by virtue of a termination thereof; provided that Adjusted EBITDA shall exclude non-cash gains or losses resulting from the write-up or write-down of assets.
“Applicable Cap Rates” means (i) 6.00% for industrial Investment Properties, (ii) 6.50% for retail Investment Properties, (iii) 6.50% for office Investment Properties, (iv) 6.00% for Leased Non-Agricultural Land which has industrial improvements thereon and is located in the State of Hawaii, (v) 6.50% for Leased Non-Agricultural Land which has retail improvements thereon and is located in the State of Hawaii, and (vi) 6.50% for Leased Non-

Agricultural Land which has office improvements thereon and is located in the State of Hawaii.
“Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 31, 2021, by and among the Company and the other Borrowers (as defined therein), as the borrowers, the Guarantors (as defined therein), Bank of America, N.A., as agent, and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.
    “Change of Control” means:
    (a)    the acquisition, after the date hereof, by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (but excluding any employee benefit plan of such person or persons or their respective subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of outstanding shares of voting stock of Holdings representing more than 50% of voting control of Holdings;
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    the failure of Holdings to directly or indirectly own 100% of the Equity Interests of each Co-Issuer, Grace or any other Borrower (as defined in the Bank Credit Agreement) at any time; provided that the failure of Holdings to directly or indirectly own 100% of the Equity Interests of any Co-Issuer, Grace or any other Borrower (as defined in the Bank Credit Agreement) as a result of the sale or other transfer of Equity Interests in A&B for purposes of acquiring real estate shall not result in a Change of Control so long as (i) Holdings continues to (x) directly or indirectly own more than 50% of the Equity Interests in A&B and (y) control A&B (by possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of A&B, whether through the ownership of voting securities, by contract or otherwise) and (ii) A&B continues to directly or indirectly own 100% of the Equity Interests in each Co-Issuer, Grace and the other Borrowers (as defined in the Bank Credit Agreement).
    “Consolidated Interest Expense” means, for any period of determination, for Holdings and its Subsidiaries on a consolidated basis the sum of total interest expense determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and imputed interest in respect of Capitalized Lease Obligations) for such period.
    “Consolidated Net Income” means, for any period of determination, the net income or loss (excluding extraordinary gains or losses) of Holdings and its Subsidiaries on a consolidated basis for such period on a consolidated basis, as determined in accordance with GAAP.
    “Consolidated Net Income Before Taxes” means, for any period of determination thereof, Consolidated Net Income for such period plus the sum of all deferred and current federal, state, local and foreign income taxes and similar taxes, including any franchise taxes or other taxes based on income, profits or capital that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.
“Consolidated Shareholders’ Equity” means, at any time of determination thereof, for Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, the sum of (a) consolidated total equity, and (b) any consolidated mezzanine equity (or other temporary or non-permanent equity); provided that any determination of Consolidated Shareholders’ Equity shall exclude (i) all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 715, Retirement Benefits, and (ii) to the extent otherwise included under the immediately preceding clauses (a) and (b), non-controlling interests in any Subsidiary of Holdings.
“Debt” means, as to any Person at the time of determination thereof without duplication, (i) any indebtedness of such Person (A) for borrowed money, including commercial paper and revolving credit lines, (B) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (C) for the payment of the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (ii) Capitalized Lease Obligations of such Person, (iii) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person, and (iv) Debt of the types described in the immediately preceding clauses (i) through (iii) of another Person, whether or not assumed, that is secured by Liens on the property or other assets of such Person. “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued (i) in support of trade payables or (ii) as condition to receiving (A) a governmental entitlement, (B) a performance bond or (C) a performance guaranty, in each case under the immediately preceding clauses (i) and (ii) to the extent such reimbursement obligation is contingent and to the extent the aggregate amount of such standby letters of credit does not exceed $10,000,000 at any time outstanding.
“Fixed Charges” means Consolidated Interest Expense for the period of four consecutive fiscal quarters ended on any date of determination, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments (excluding (i) balloon payments, (ii) any scheduled principal payments that represent amortization of the Series A, B, C, F and G Notes outstanding under the Existing Note Purchase Agreement as of the Second Amendment Effective Date, and (iii) amounts outstanding under the Bank Credit Agreement that are classified as current liabilities under GAAP, but only if no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.
    “Guarantors” means, collectively, Holdings, A&B, A&B II, LLC, Grace and each Additional Guarantor; provided that “Guarantors” shall exclude A&B II, LLC and Grace if such Persons have been released from the Multiparty Guaranty pursuant to paragraph 5G.

    “NOI from Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated GAAP revenue attributable to all Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, bad debt expense and charges related to cash-basis tenants, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, straight-line lease adjustments (including amortization of lease incentives), amortization of favorable/unfavorable lease assets/liabilities, or state and federal income taxes.
    “NOI from Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated GAAP revenue attributable to all Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, straight-line lease adjustments (including amortization of lease incentives), amortization of favorable/unfavorable lease assets/liabilities, or state and federal income taxes.
    “NOI from Unencumbered Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries on a consolidated basis, the consolidated GAAP revenue attributable to Unencumbered Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, straight-line lease adjustments (including amortization of lease incentives), amortization of favorable/unfavorable lease assets/liabilities, or state and Federal income taxes.
“NOI from Unencumbered Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated GAAP revenue attributable to all Unencumbered Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto for the most recently ended two fiscal quarters multiplied by two, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, straight-line lease adjustments (including amortization of lease incentives), amortization of favorable/unfavorable lease assets/liabilities, or state and federal income taxes.
“Non-Recourse Debt” means, with respect to any Credit Party or Subsidiary, any (a) Debt that is not Recourse Debt, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of the Company or of any LLC Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary and such financings are not Guaranteed by any Credit Party (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability); provided that solely with respect to Paragraph 6G, Non-Recourse Debt shall also include loans and credit facilities at all times during which the recourse portion of such loans and credit facilities (including commitments in respect thereof) is not in excess of $40,000,000.
“Total Adjusted Asset Value” means, at any date of determination thereof, without duplication, (a) cash and cash equivalents of Holdings and its Subsidiaries, plus (b) NOI from Investment Properties divided by the Applicable Cap Rates, plus (c) NOI from Leased Non-Agricultural Land divided by the Applicable Cap Rates, plus (d) the book value (net of impairments) of Agricultural Land, plus (e) the book value (net of impairments) of Development Real Properties owned by Holdings or any of its Subsidiaries, or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an Equity Interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Total Adjusted Asset Value” in an amount (i) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such book value (provided that with respect to any Subsidiary of the Company (or any LLC Series thereof) that is not wholly-owned, directly or indirectly, by the Company (or any LLC Series thereof) (a “Consolidated Joint Venture Entity”), such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to Paragraph 5A(i) or (ii)), and (ii) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the book value (net of impairments) of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate amount under this clause (e) shall not contribute more than 30% of Total Adjusted Asset Value plus (f) the value of the business of A&B II, LLC and its Subsidiaries (which, (I) during the period from August 31, 2021 through and including February 28, 2023 shall be deemed to be equal to the book value (net of impairments) of the assets of A&B II, LLC and its Subsidiaries, and (II) at all times after such period shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to A&B II, LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%), provided that the portion of the Total Adjusted Asset Value derived from this clause (f) shall not exceed 20% of the total amount of the Total Adjusted Asset Value, plus (g) the book value (net of impairments) of all watershed land, conservation land and pasture land of Holdings and its Subsidiaries not included in clauses (a) through (f) above, plus (h) the book value (net of impairments) of all assets of Holdings and its Subsidiaries not included in clauses (a) through (g) above, provided that (I) the aggregate book value of such other assets shall be included in the determination of Total Adjusted Asset Value only to the extent it comprises 10% or less of the Total Adjusted Asset Value, and (II) the portion of Total Adjusted Asset

Value derived from clauses (d) through (h) of this definition shall not exceed 25% of the total amount of the Total Adjusted Asset Value.
Notwithstanding anything to the contrary in the foregoing portions of this definition or in the final paragraph of paragraph 6A (immediately preceding paragraph 6B), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Total Adjusted Asset Value,” shall be valued at book value (net of impairments) during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
“Triggering Event” means Holdings’ and its Subsidiaries’ defeasance of some or all of their Plans on or before December 31, 2022.
“Unencumbered EBITDA” means, for any period, with respect to Holdings and its Subsidiaries on a consolidated basis, Adjusted EBITDA derived from (a) Unencumbered Investment Properties, (b) Unencumbered Leased Agricultural Land, (c) Adjusted EBITDA generated from development real properties and agricultural land but only to the extent such assets are Unencumbered Agricultural Division Assets, (d) Adjusted EBITDA calculated solely with respect to A&B II, LLC and its Subsidiaries so long as no Debt of A&B II, LLC or its Subsidiaries is or was secured by a consensual Lien during such period, and (e) other Adjusted EBITDA generated from any other unencumbered assets of Holdings and its Subsidiaries.
“Unencumbered Income Producing Assets Value” means, at any time of determination thereof, without duplication, the sum of (a) Unrestricted Cash, plus (b) the NOI from Unencumbered Investment Properties divided by the Applicable Cap Rates, plus (c) the NOI from Unencumbered Leased Non-Agricultural Land divided by the Applicable Cap Rates, plus (d) the book value (net of impairments) of Agricultural Land, plus (e) the value of the Grace Pacific business (which, (I) during the period from August 31, 2021 through and including February 28, 2023 shall be deemed to be equal to the book value (net of impairments) of the assets of A&B II, LLC and its Subsidiaries, and (II) at all times after such period shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to A&B II, LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%), provided that the book value of any individually encumbered assets shall be excluded from the calculation of Unencumbered Income Producing Assets Value if, at such time of determination or at any time during such then or most recently ended period of four consecutive fiscal quarters, any Debt of A&B II, LLC or its Subsidiaries is or was secured by a consensual Lien, and provided further that the portion of the Unencumbered Income Producing Assets Value derived from this clause (e) shall not exceed 20% of the total amount of the Unencumbered Income Producing Assets Value, plus (f) the net book value (i.e., the book value net of liabilities, whether secured or unsecured) of Development Real Properties owned by Holdings or any of its Subsidiaries, to be included in the determination of “Unencumbered Income Producing Assets Value” in an amount, in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such net book value (provided that with respect to any Consolidated Joint Venture Entity, such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to Paragraph 5A(i) or (ii)), provided that the aggregate of the net book value of the assets described in this clause (f) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value, plus (g) the book value of notes receivable held directly by Holdings or its Subsidiaries from Persons other than Holdings or any of its Subsidiaries, and the book value of mezzanine equity investments held directly by Holdings or its Subsidiaries in other Persons (but without duplication of the immediately preceding clause (f)), provided that the aggregate book value of such notes receivable and mezzanine investments shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 5% or less of the Unencumbered Income Producing Assets Value, provided further that the aggregate of the net book value and the book value (as applicable) of the assets described in the immediately preceding clauses (f) and (g) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value, plus (h) the book value (net of impairments) of all unencumbered watershed land, conservation land and pasture land of Holdings and its Subsidiaries not included in clauses (a) through (g) above, plus (i) the book value (net of impairments) of all other unencumbered assets of Holdings and its Subsidiaries not included in clauses (a) through (h) above, provided that (I) the aggregate book value of such other unencumbered assets shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 10% or less of the Unencumbered Income Producing Assets Value, and (II) the portion of Unencumbered Income Producing Assets Value derived from clauses (d) through (i) of this definition shall not exceed 25% of the total amount of the Unencumbered Income Producing Assets Value.
Notwithstanding anything to the contrary in the foregoing portions of this definition or in the final paragraph of paragraph 6A (immediately preceding paragraph 6B), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Unencumbered Income Producing Asset Value,” shall be valued at net book value (net of impairments) during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
    Section 1.11.    Paragraph 10B of the Note Purchase Agreement shall be and is hereby amended by inserting the following new definitions in the appropriate alphabetical order, as follows:
“Dividing Person” has the meaning specified in the definition of “Division.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive
“Second Amendment” means the Second Amendment to this Agreement dated as of August 31, 2021.
“Second Amendment Effective Date” means the effective date of the Second Amendment.
“Secured Debt” means, at any time of determination thereof, the consolidated Debt of Holdings or its Subsidiaries that is not Unsecured Debt.

“Secured Debt to Total Adjusted Asset Value Ratio” means at any time of determination thereof, the ratio of (a) all Secured Debt of Holdings and its Subsidiaries on a consolidated basis as of such time to (b) Total Adjusted Asset Value as of such time.
“Significant Acquisition” means the acquisition of one or more real property assets or portfolios of such assets or operating businesses in a single transaction or series of related transactions for a purchase price of not less than ten percent (10%) of Total Adjusted Asset Value.
“Total Debt to Total Adjusted Asset Value Ratio” means, as at any time of determination thereof, the ratio of (a) all Debt of Holdings and its Subsidiaries on a consolidated basis as of such time to (b) Total Adjusted Asset Value as of such time.
“Unencumbered Interest Expense” means Consolidated Interest Expense for the period of four consecutive fiscal quarters ended on any date of determination to the extent attributable to Unsecured Debt.
“Unrestricted Cash” means an aggregate amount equal to (a) cash and cash equivalents of Holdings or any of its Subsidiaries that is not subject to pledge, lien or control agreement (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (b) amounts included in the foregoing clause (a) that are with an entity other than Holdings or any of its Subsidiaries as deposits or security for contractual obligations.
“Unsecured Debt to Unencumbered Income Producing Assets Value Ratio” means, at any time of determination thereof, the ratio of (a) Unsecured Debt to (b) Unencumbered Income Producing Assets Value.
    Section 1.12.    Paragraph 10B of the Note Purchase Agreement shall be and is hereby amended by deleting the definitions of “Appraised Value,” “NOI from Leased Agricultural Land,” “NOI from Unencumbered Leased Agricultural Land,” “Priority Debt,” “Unencumbered Fixed Charge Coverage Ratio” and “Unencumbered Fixed Charges.”
Section 2.    Representations and Warranties of the Credit Parties.
    Section 2.1.    To induce AIG and the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second

Amendment), each of the Credit Parties, jointly and severally, represent and warrant to AIG and the Noteholders that:
    (a)    this Second Amendment has been duly authorized, executed and delivered by each Credit Party and constitutes the legal, valid and binding obligation, contract and agreement of each Credit Party enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;
    (b)    the Note Purchase Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligation, contract and agreement of each Credit Party enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;
    (c)    the execution, delivery and performance by each Credit Party of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, equity-holder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) after due investigation and to any Co-Issuer’s best knowledge, any provision of law, statute, rule or regulation, (2) its certificate of incorporation or bylaws, (3) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (4) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, each Principal Credit Facility, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any material indenture, agreement or other instrument referred to in clause (iii)(A)(4) of this Section 2.1(c);
    (d)    as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing; and
    (e)    all the representations and warranties contained in Paragraph 8 of the Note Purchase Agreement are true and correct with the same force and effect as if made on and as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true and correct in all material respects as of such other date).
Section 3.    Conditions to Effectiveness of This Second Amendment.
    Section 3.1.    This Second Amendment shall not become effective until, and shall become effective when:
    (a)    executed counterparts of this Second Amendment, duly executed by the Credit Parties, AIG and the Noteholders, shall have been delivered to AIG and the Noteholders;

    (b)    the Noteholders shall have received executed copies of the amendments to each outstanding Principal Credit Facility, in each case, substantially in the form previously provided to them and in form and substance reasonably satisfactory to the Noteholders;
    (c)    the representations and warranties of the Credit Parties set forth in Section 2 hereof shall be true and correct in all material respects on and with respect to the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true and correct in all material respects as of such other date) (and execution of this Second Amendment by each Credit Party shall constitute its certification of the same); and
    (d)    Holdings and each Co-Issuer shall have paid the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.
Upon receipt or satisfaction of all of the foregoing, this Second Amendment shall become effective.
Section 4.    Miscellaneous.
    Section 4.1.    This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Series 2017-1 Notes are hereby ratified and shall be and remain in full force and effect.
    Section 4.2.    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.
    Section 4.3.    The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
    Section 4.4.    This Second Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice of law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.
    Section 4.5.    This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. The parties agree to electronic contracting and signatures with respect to this Second Amendment. Delivery of an electronic signature to, or a signed copy of, this Second Amendment by facsimile, email or other electronic transmission (including .pdf) shall be fully binding on the parties to the same extent as the delivery of the manually signed originals and shall be admissible into evidence for all purposes.
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    Section 4.6.    The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.
CoIssuers:

Alexander & Baldwin, LLC

By:/s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

By: /s/ Nelson N.S. Chun
Name: Nelson N.S. Chun
Title: Senior Vice President
Alexander & Baldwin, LLC,
Series R

By: /s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

By: /s/ Nelson N.S. Chun
Name: Nelson N.S. Chun
Title: Senior Vice President

Alexander & Baldwin, LLC,
Series T

By: /s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

By: /s/ Nelson N.S. Chun
Name: Nelson N.S. Chun
Title: Senior Vice President

Alexander & Baldwin, LLC,
Series M

By: /s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

Holdings:

Alexander & Baldwin, Inc.

By: /s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

By: /s/ Nelson N.S. Chun
Name: Nelson N.S. Chun
Title: Executive Vice President

Guarantors:

Alexander & Baldwin, Inc.

By: /s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

By: /s/ Nelson N.S. Chun
Name: Nelson N.S. Chun
Title: Executive Vice President

Alexander & Baldwin Investments, LLC

By: Alexander & Baldwin, Inc., as its Manager

By: /s/ Christopher J. Benjamin
Name: Christopher J. Benjamin
Title: Chief Executive Officer

By: /s/ Nelson N.S. Chun
Name: Nelson N.S. Chun
Title: Executive Vice President

Grace Pacific LLC

By: A&B II, LLC, its Sole Member

By: /s/ Christopher J. Benjamin
Christopher J. Benjamin
Its Manager and Director

A&B II, LLC

By: /s/ Christopher J. Benjamin
Christopher J. Benjamin
Its Manager and Director

The foregoing Second Amendment is hereby accepted as of the date first above written.

AIG Asset Management (U.S.), LLC

By: /s/ Byron S. Douglass
Name: Byron S. Douglas
Title: Managing Director

Noteholders:
The United States Life Insurance Company in the City of New York
The Variable Annuity Life Insurance Company
By: AIG Asset Management (U.S.), LLC, as Investment Advisor

By: /s/ Byron S. Douglass
Name: Byron S. Douglas
Title: Managing Director